Exhibit 99.1

Electromed, Inc. Announces Record Financial Performance in Fiscal 2024 Second Quarter

Growth initiatives drive record revenue, improve margins and enhance operational efficiency

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended December 31, 2023 (“Q2 FY 2024”).

Q2 FY 2024 Financial Highlights

●	Net revenue increased 17% to a record $13.7 million in Q2 FY 2024, from $11.7 million in the second quarter of the prior fiscal year.
●	Gross margins were 77% of revenue, compared to 74% in the second quarter of the prior fiscal year.
●	Operating income was a record $2,263,000 or 16.5% of revenue, compared with $1,274,000 or 10.9% of revenue in the second quarter of the prior fiscal year.
●	Net income was a record $1,674,000 for the quarter, or $0.19 per diluted share, compared to $977,000, or $0.11 per diluted share in the second quarter of the prior fiscal year.
●	Cash as of December 31, 2023, was $10.4 million, an increase of $3.1 million compared to cash as of June 30, 2023.

“I am thrilled to announce another record revenue quarter for Electromed,” said Jim Cunniff, President and Chief Executive Officer. “The Company’s consistent growth strategy focusing on developing best-in-class products, exemplary customer service and disciplined commercial expansion is generating positive results. We see these investments paying off through continued revenue growth and increased profitability. The Electromed team and I remain focused on serving our customers and promoting our state-of-the-art airway clearance technology, Smartvest Clearway, to drive continued market penetration. We are moving from strength to strength, and we look forward to continued success in the second half of fiscal year 2024.”

Q2 FY 2024 Results

Net revenue for Q2 FY 2024 grew 17% to $13.7 million, from $11.7 million in Q2 FY 2023.

Revenue in our direct homecare business increased year-over-year by 18.0% to $12.7 million, from $10.7 million in the same period in fiscal 2023. The increase in revenue was due to an increase in sales territories and efficiencies recognized within our reimbursement department as a result of recent investments made to streamline the claims process. Field sales force employees totaled 58 at quarter end, 49 of which were direct sales representatives. The annualized homecare revenue per weighted average direct sales representative in Q2 was $1,007,000, slightly higher than Electromed’s annual target range of $850,000 to $950,000.

Gross profit increased to $10,545,000, or 77.0% of net revenues for Q2 FY 2024, from $8,682,000 or 74.0% of net revenues, in the same period in fiscal 2023. The increase in gross profit in fiscal 2024 was primarily due to increased revenue, lower material procurement costs, and shipping costs this year.

Selling, general and administrative (“SG&A”) expenses were $8,175,000 for Q2 FY 2024, representing an increase of $921,000 or 12.7%, compared to the same period in fiscal 2023. The increase in SG&A expense was primarily due to increased payroll and compensation expense related to the higher average number of sales, sales support, marketing, and reimbursement personnel to process higher patient referrals.

Operating income for the quarter was a record $2,263,000 or 16.5% of total revenue, compared to $1,274,000 or 10.9% of total revenue for the same period in the prior fiscal year. The increase in operating income was driven primarily by increased revenue and gross profit rate improvement.

Net income for Q2 FY 2024 was a record $1,674,000, or $0.19 per diluted share, compared to $977,000, or $0.11 per diluted share, for the same period in the prior fiscal year.

As of December 31, 2023, Electromed had $10.4 million in cash, $23.0 million in accounts receivable and no debt, achieving a working capital of $32.7 million and an increase in total shareholders’ equity of $2.7 million to $40.3 million. The cash balance reflects an increase of $3.1 million for the six months ended December 31, 2023, compared to a decrease in cash of $1.2 million in the six months ended December 31, 2022. This increase in cash was driven by an increase in operating income as well as a benefit from improved cash collections and management of working capital.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, February 13, 2024.

Interested parties may participate in the call by dialing (877) 407-0789 (Domestic) or (201) 689-8562 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1650986&tp_key=12e0064318

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 13743606. Additionally, an online replay will be available in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the Covid-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	December 31, 2023	June 30, 2023
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$10,434,000	$7,372,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	22,988,000	24,130,000
Contract assets	574,000	487,000
Inventories	4,760,000	4,221,000
Prepaid expenses and other current assets	509,000	1,577,000
Total current assets	39,265,000	37,787,000
Property and equipment, net	5,377,000	5,672,000
Finite-life intangible assets, net	616,000	605,000
Other assets	125,000	161,000
Deferred income taxes	1,581,000	1,581,000
Total assets	$46,964,000	$45,806,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	1,041,000	1,372,000
Accrued compensation	2,806,000	3,018,000
Income tax payable	253,000	336,000
Warranty reserve	1,483,000	1,378,000
Other accrued liabilities	990,000	1,949,000
Total current liabilities	6,573,000	8,053,000
Other long-term liabilities	49,000	86,000
Total liabilities	6,622,000	8,139,000

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized;
8,602,677 and 8,555,238 shares issued and outstanding, as of December 31, 2023 and June 30, 2023, respectively	86,000	86,000
Additional paid-in capital	19,634,000	18,788,000
Retained earnings	20,622,000	18,793,000
Total shareholders’ equity	40,342,000	37,667,000
Total liabilities and shareholders’ equity	$46,964,000	$45,806,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net revenues	$13,689,000	$11,729,000	$26,013,000	$22,387,000
Cost of revenues	3,144,000	3,047,000	5,970,000	5,374,000
Gross profit	10,545,000	8,682,000	20,043,000	17,013,000

Operating expenses
Selling, general and administrative	8,175,000	7,254,000	17,325,000	15,243,000
Research and development	107,000	154,000	313,000	452,000
Total operating expenses	8,282,000	7,408,000	17,638,000	15,695,000
Operating income	2,263,000	1,274,000	2,405,000	1,318,000
Interest income, net	96,000	7,000	173,000	11,000
Net income before income taxes	2,359,000	1,281,000	2,578,000	1,329,000

Income tax expense	685,000	304,000	749,000	271,000

Net income	$1,674,000	$977,000	$1,829,000	$1,058,000

Income per share:
Basic	$0.20	$0.12	$0.21	$0.13

Diluted	$0.19	$0.11	$0.21	$0.12

Weighted-average common shares outstanding:
Basic	8,545,120	8,442,939	8,541,254	8,442,684
Diluted	8,800,172	8,684,352	8,791,519	8,685,184

Electromed, Inc.

Condensed Statements of Cash Flows

	Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income	$1,829,000	$1,058,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	398,000	272,000
Amortization of finite-life intangible assets	25,000	47,000
Share-based compensation expense	791,000	316,000
Deferred income taxes	-	10,000
Changes in operating assets and liabilities:
Accounts receivable	1,142,000	(503,000)
Contract assets	(87,000)	(221,000)
Inventories	(509,000)	(321,000)
Prepaid expenses and other current assets	1,104,000	176,000
Income tax payable, net	(83,000)	79,000
Accounts payable and accrued liabilities	(1,171,000)	(711,000)
Accrued compensation	(212,000)	(532,000)
Net cash provided by (used in) operating activities	3,227,000	(330,000)

Cash Flows From Investing Activities
Expenditures for property and equipment	(180,000)	(687,000)
Expenditures for finite-life intangible assets	(40,000)	(30,000)
Net cash used in investing activities	(220,000)	(717,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	55,000	16,000
Taxes paid on net share settlement of stock option exercises	-	(60,000)
Repurchase of common stock	-	(153,000)
Net cash provided by (used in) financing activities	55,000	(197,000)
Net decrease in cash	3,062,000	(1,244,000)

Cash And Cash Equivalents
Beginning of period	7,372,000	8,153,000
End of period	$10,434,000	$6,909,000